MORNINGSTAR, INC.
AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN
DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT, which includes the Online Grant Acceptance form (the “Grant Notice”) provided to the Participant named therein (together, the “Award Agreement”), is made under the Morningstar, Inc. Amended and Restated 2011 Stock Incentive Plan, as amended from time to time (the “Plan”) as of the Grant Date specified in the Grant Notice. Any term capitalized but not defined in this Award Agreement will have the meaning set forth in the Plan.
BETWEEN:
(1)MORNINGSTAR, INC., an Illinois corporation (the “Company”); and
(2)The Participant identified in the Grant Notice.
11    GRANT OF RESTRICTED STOCK UNITS
1.1In accordance with the terms of the Plan and subject to the terms and conditions of this Award Agreement, the Company hereby grants to the Participant the number of Restricted Stock Units specified in the Grant Notice.
1.2Each Restricted Stock Unit is a notional amount that represents one unvested share of common stock, no par value, of the Company (a “Share”). Each Restricted Stock Unit constitutes the right, subject to the terms and conditions of the Plan and this Award Agreement, to distribution of a Share if and when the Restricted Stock Unit vests.
1.3This Award Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Participant hereby agrees to be bound by the terms of this Award Agreement and the Plan.
1.4Subject to, and except as otherwise provided by, this Award Agreement, including Section 3.2 hereof, the Restricted Stock Units subject to this Award Agreement shall vest in installments, with each installment becoming vested on the “Vesting Date” shown below, if the Participant has remained in continuous Service (as defined in Section 3.3 hereof) until that Vesting Date. Notwithstanding the foregoing, the Board or the

Committee may cause the Restricted Stock Units granted hereby to vest at an earlier date pursuant to its authority under the Plan.

Percentage of Restricted Stock Units	Vesting Date
33.3%	First anniversary of Grant Date
33.3%	Second Anniversary of Grant Date
33.3%	Third Anniversary of Grant Date

1.51.5    Further details of the Restricted Stock Units granted to the Participant under the terms of this Award Agreement are set forth in the Grant Notice.
2RIGHTS AS A SHAREHOLDER
2.1Unless and until a Restricted Stock Unit has vested and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote that Share or have any right to dividends, dividend equivalents or other distributions with respect to that Share; provided that the number and class of securities subject to this Award Agreement shall be subject to adjustment in accordance with Section 5.7 of the Plan.
3TERMINATION OF SERVICE AND OTHER CHANGES IN SERVICE STATUS
3.1If the Participant’s Service (as defined in Section 3.3) terminates for any reason other than Disability, death, or Retirement, the Participant will forfeit the right to receive Shares underlying any Restricted Stock Units that have not vested at that time. Notwithstanding anything in the Plan to the contrary, for purposes of this Award Agreement:
3.1.1“Disability” shall mean the condition of being “disabled” as provided in Code Section 409A(a)(2)(C), and
3.1.2“Retirement” shall mean a Participant’s termination of Service following the earlier to occur of (a) the attainment of age 73 and (b) the completion of five (5) consecutive years of Service, unless the Board determines, in its sole discretion, that such termination of Service shall not be considered a Retirement.
3.2If the Participant’s Service terminates on account of the Participant’s Disability, death or Retirement, the Shares underlying all of the Restricted Stock Units awarded hereunder shall become immediately vested and be distributed to the Participant or the Participant’s beneficiary under the Plan as soon as practicable in accordance with Section 4.1 of this Award Agreement.
3.3For purposes of this Award Agreement “Service” means the provision of services to the Company or its Affiliates in the capacity of an employee or a member of the Board but not as a consultant to the Company or an Affiliate. For purposes of this Award Agreement, "Affiliate” means an entity that is (directly or indirectly) controlled by, or controls, the Company.
4TIMING AND FORM OF PAYMENT
4.1Once a Restricted Stock Unit vests, the Participant will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible, but not later than 60 days, after its associated Restricted Stock Unit vests, subject to any delay required by Section 5.16 of the Plan.
5WITHHOLDING OBLIGATIONS
5.1Without limiting the Company’s power or rights pursuant to Section 5.5 of the Plan with respect to a member of the Board who also serves as an employee of the Company, amounts required by tax law or regulation to be withheld by the Company with respect to any taxable event arising under this Award Agreement will be satisfied by having Shares withheld in accordance with Section 5.5 of the Plan. In addition, a Participant subject to withholding obligations may elect to deliver to the Company the necessary funds to satisfy the withholding obligation, in which case there will be no reduction in the Shares otherwise distributable to the Participant.
6NOTICES
6.1Any notice or other communication required or permitted under this Award Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender's expense. Notice will be deemed given when delivered personally or, if mailed, three days after the date of deposit or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to Morningstar, Inc., 22 West Washington Street, Chicago, Illinois, 60602, Attention: General Counsel. Notice to the Participant should be sent to the address of the Participant contained in the Company’s records. Either party may change the person and/or address to whom the other party must give notice by giving such other party written notice of such change, in accordance with the procedures described above.
7CONSTRUCTION
7.1The Restricted Stock Units granted hereunder are subject to any rules and regulations promulgated by the Committee pursuant to the Plan, now or hereafter in effect.
7.2The Company and the Participant may amend this Award Agreement only by a written instrument signed by both parties, provided, that the Company may amend this Award Agreement without further action by the Participant if (i) such amendment is deemed by the Company to be advisable or necessary to comply with applicable law, rule, or, regulation, including Section 409A of the Code, or (ii) if such amendment is not to the detriment of the Participant.
7.3The Participant shall agree to the terms of this Award Agreement by accepting the Grant Notice at the time and in the manner specified by the Company.
7.4The provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. If the Company determines that any amounts payable hereunder may be taxable to the Participant under Section 409A of the Code, the Company may (i) adopt such amendments to the Award Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Award Agreement and/or (ii) take such other actions as the Company determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A; provided, that neither the Company nor any of its Affiliates nor any other person or entity shall have any liability to the Participant with respect to the tax imposed by Section 409A of the Code. For purposes of this Award Agreement, references to termination of Service shall mean the Participant’s separation from service, within the meaning of regulations promulgated under Section 409A of the Code.
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